EXHIBIT 10.5
AMENDMENT TO COMMERCIAL LEASE
     This Amendment to Commercial Lease (“Amendment”) is made this 14th day of August, 2007, by and between Jerry L. Helmer and Ruthann Helmer, husband and wife, whose address is 7171 E. Michigan Avenue, Saline, Michigan 48176, hereinafter called “Landlord,” and Mercantile Bank of Michigan, a Michigan banking corporation, whose address is 310 Leonard Street NW, Grand Rapids, Michigan 49504, hereinafter called “Tenant.”
Background
     On or about July 13, 2005, Landlord and Tenant entered into a Commercial Lease (“Lease”) for property located in the City of Ann Arbor, County of Washtenaw, and State of Michigan, whereby Tenant leased from Landlord an approximately 10,000 square foot building (the “Premises”).
     Landlord and Tenant agree that Tenant may construct for its use a building addition which will be attached to the current building. The plans for the addition shall be approved by Landlord, whose consent shall not be unreasonably withheld, delayed, or conditioned. The building addition to be constructed by Tenant shall have approximately 4,900 square rentable feet, and Tenant shall pay all costs related to construction of the Additional rental space and site work. Tenant agrees that if it is to construct the Additional Rental Space, it will commence construction by June 30, 2010; if Tenant fails to meet that deadline, Tenant will not have the right to construct the Additional Rental Space, without written approval from Landlord.
     In consideration of Tenant constructing the Additional Rental Space and enlarging the rentable building space on Landlord’s property, which shall, after the term of the Lease, become the property of the Landlord, Landlord agrees to extend the original term of the Lease and adjust the rent.
     The purpose of this Amendment is to amend the provisions of the Lease to provide for the possible construction of the Additional Rental Space and if so, to adjust the term of the Lease and the payment of rent by the Tenant.
Agreement
     The parties agree to the following for which there is adequate consideration:
     1. Paragraph 2 of the Lease shall be deleted in its entirety and replaced with the following:
     2. Term.
     a. The term of the initial Lease for the Premises, without the Additional Rental Space, is for five (5) years ending June 30, 2010.
     b. If Tenant timely commences construction on the Additional Rental Space timely (i.e., by June 30, 2010), then paragraph 2a shall not apply and there shall be a new lease term for Tenant’s occupancy of the Premises and the Additional Rental Space, which collectively shall be referred herein to as the “Leased Premises.” Thus, the Leased Premises shall mean the current Premises plus the Additional

Rental Space that Tenant builds. The new term for the lease of the Leased Premises shall be for ten (10) years and shall commence upon the earlier of (1) the date on which Tenant has obtained an occupancy permit to occupy the Additional Rental Space from the City of Ann Arbor, or (2) January 11, 2011 (the “Commencement Date”). Thus, the Commencement Date shall occur not later than Janaury 1, 2011, even if the Tenant has not then obtained an occupancy permit for the Additional Rental Space by that date. All references to lease term set forth in this Amendment shall refer to the new ten (10) year term and all Renewal Periods.
     c. If Tenant fails to commence physical construction of the Additional Rental Space by June 30, 2010, then the Tenant shall not have the right to construct the Additional Rental Space, and there shall not be a new lease term for the Premises, and thus the Lease for the Premises will end on June 30, 2010, but Tenant shall have the right to the three (3) Renewal Periods set forth below.
     d. Each “Lease Year” shall be a twelve (12) month period during the initial or new term of this Lease and during any Renewal Period.
     2. Paragraph 3 of the Lease shall be deleted in its entirety and replaced with the following:
     3. Option to Renew. Tenant shall have the option to renew the Lease for three (3) additional terms of five (5) years each. Each “Renewal Period” shall commence immediately after the end of either the original term of this Lease for the Premises as set forth in paragraph 2a or at the end of the new lease term for the Leased Premises described in paragraph 2b, whichever applies. To exercise the option, Tenant must give Landlord written notice of the exercise of such option not less than six (6) months prior to the end of the original term of this Lease (either for the Premises or Leased Premises if Tenant constructs the Additional Rental Space) or the then current Renewal Period, as appropriate. Notwithstanding the foregoing, if Tenant renews the Lease for the Premises but thereafter timely builds the Additional Rental Space, then the new Lease for the Leased Premises will trump the Renewal Period notice and Tenant shall have a new ten (10) year Lease and 3 Renewal Periods per paragraph 2b. The terms of the Lease, during Renewal Periods, shall remain the same as during the initial term, except as otherwise expressly set forth herein.
     3. Paragraph 4 of the Lease shall be deleted in its entirety and replaced with the following:
     4. Rent. Currently, Tenant pays the Landlord, as minimum monthly rent (sometimes referred to as the “Rent”) for said Premises, the sum of $15.76 dollars per square foot (from July 1, 2007 to June 30, 2008), but which is subject to the provisions to increase rent pursuant to the consumer price index as set forth in the paragraph below.

If Tenant does not construct the Additional Rental Space, then Rent for the original Premises shall continue to increase during the amended lease term and Renewal Periods, if any, pursuant to the consumer price index as set forth below.
If Tenant constructs the Additional Rental Space, then Tenant shall pay rent for the Additional Rental Space on a square foot basis as set forth below.
Notwithstanding the foregoing, the Tenant shall owe no Rent or Additional Rent for the Additional Rental Space (if any) until the end of the new lease term set forth in paragraph 2b. Thus, if Tenant constructs Additional Rental Space, then Tenant shall pay Rent and Additional Rent for the entire Leased Premises only beginning in the first Renewal Period. Tenant shall, however, be responsible at all times to insure the Additional Rental Space as set forth in paragraph 6 of the Lease, and shall be responsible to pay its personal and real property taxes pursuant to paragraph 7(b) of the Lease.
Thus, on the Commencement Date for the entire Leased Premises (i.e., per paragraph 2b), Tenant shall continue to pay rent per the Lease only on the Premises for the ten (10) year term. During the First Renewal Period, if any, Tenant shall pay rent for the Additional Rental Space at the same rate as for the Premises; thus rent for the entire Leased Premises shall be at the same per square foot rate. Tenant shall pay to the Landlord one-twelfth of the annual Rent due on or before the first day of each month of the first Lease Year of the Lease term commencing on the Commencement Date. Rent shall be prorated if the Commencement Date begins on a date which is not the first day of the month. Rent for the entire Leased Premises shall therefore increase based on the timing of CPI increase for the Premises under the initial Lease (i.e., beginning July 1 each year), even if this increase does not coincide with the anniversary of the Commencement Date for the Leased Premises which will commence pursuant to paragraph 2c. Thus, rent for the Leased Premises will increase per the CPI in July of every year, even if the Commencement Date falls on September 1 and the ten (10) year term would end on August 31.
Notwithstanding the foregoing, an annual per square foot Rent increase for any Lease Year during any term of this Lease, including any Renewal Period, may not exceed 2.5% from the previous Lease Year and the annual rent increases for any Lease Year during the Renewal Periods shall be 75% of the CPI increase (not to exceed 7%).
     4. Paragraph 10 of the Lease shall be deleted in its entirety.
     5. Definition of Leased Premises. Except as expressly set forth herein, the term “Leased Premises” shall include the Additional Rental Space and, therefore, for purposes of the Commercial Lease and this Amendment, all obligations for the Leased Premises for which the Landlord or Tenant are responsible shall extend to the Additional Rental Space. For illustrative purposes only, the Tenant, who is responsible to maintain, repair, and replace the entire interior of the Leased Premises, shall also be responsible to maintain, repair, and replace the interior of the Additional Rental Space.
     6. Terms of Amendment. The terms of this Amendment shall control the rights and obligations of the parties hereto. Otherwise, the Commercial Lease and this Amendment shall be deemed one fully integrated agreement and together control the rights and obligations of the parties.
     7. Entire Agreement. This Amendment constitutes the entire agreement between the parties with respect to the matters set forth herein, and there are no representations, warranties, covenants, or obligations except as set forth herein. This Amendment supersedes all prior and contemporaneous agreements, understandings, negotiations, statements, and discussions, written or oral, of the parties hereto, relating to the matters contemplated by this Amendment.

     8. Benefit of Agreement. The terms of this Amendment shall be binding upon and inure to the benefit of the assigns, heirs, agents, and representatives of the parties hereto.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment.

Witnesses:		Landlord:

/s/ Philip Conlin		/s/ Jerry L. Helmer

Jerry L. Helmer

/s/ Philip Conlin		/s/ Ruthann Helmer

Ruthann Helmer

Witnesses:		Tenant:

Mercantile Bank of Michigan,
a Michigan banking corporation,

/s/ Dana O’Patik	By:	/s/ Joseph S. Calvaruso

Joseph S. Calvaruso
Its: Senior Vice President

Executed on: August 14, 2007
Effective Date:
(The Effective Date of the Agreement shall mean the date the last party signs this Agreement)